EXHIBIT 10.27

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), effective as of January 8, 2004 (the “Effective Date”), is made between JEFFREY G. CLARK (“Employee”) and CLOSURE MEDICAL CORPORATION, a Delaware corporation with its principal place of business in Raleigh, North Carolina (“Employer”).

WHEREAS, Employee currently works for Employer pursuant to an Employment Agreement dated as of May 31, 1996, as extended or renewed (the “Original Agreement”), in a capacity as a Vice President of Employer, which relationship the parties mutually have decided to amend and restate as set forth below; and

WHEREAS, Employer desires to continue to employ Employee for the term of this Agreement and Employee desires to accept such employment, and the parties wish to amend and restate in its entirety the Original Agreement under all of the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the terms, conditions, premises, and the mutual covenants set forth herein, the parties to this Agreement hereby agree as follows:

1. Employment

(a) Scope and Nature of Employment Assignment.

(i) Employer hereby employs Employee in the position or capacity of an employee on “Special Assignment,” subject to the direction of the President and Chief Executive Officer of Employer, and Employee accepts such employment. The President and Chief Executive

Officer of Employer and Employee shall mutually agree on the nature and scope of each special assignment, the Employee’s deliverables for each assignment, and an estimated timeframe for the completion of each special assignment. During the Term, Employee may work on each special assignment at his home, or other location convenient to Employee. Upon request by Employer and subject to Employee’s schedule, Employee shall travel on behalf of Employer in connection with such special assignments.

(b) Expenses. Employer shall reimburse Employee on a timely basis for all ordinary and necessary out-of-pocket business expenses incurred in connection with the discharge of his duties and responsibilities hereunder during the Term (defined below) in accordance with the Employer’s expense approval procedures then in effect and upon presentation to the Employer of an itemized account and written proof of such expenses.

2. Term of Agreement. The term of this Agreement (the “Term”) shall begin on the Effective Date and expire at 5:00 p.m. local time on January 7, 2006, unless it is terminated sooner in accordance with, and subject to, Paragraph 6 herein. On January 7, 2006, unless terminated sooner pursuant to Paragraph 6 herein, Employee’s employment also shall terminate.

3. Compensation.

(a) In General. The term “Compensation” shall mean Employee’s “Base Salary” and “Incentive Compensation,” as defined below.

(b) Base Salary:

(i)	During the Term, Employer shall pay Employee, utilizing payroll practices consistent with those applicable to employees of

Employer at the time such payments are made, a Base Salary at an annual rate of one hundred five thousand dollars ($105,000), less applicable and usual tax and other withholdings and employee contributions to benefit plans.

(c) Incentive Compensation:

(i)	Employer shall pay a bonus award to Employee, in the amount of fifty-two thousand five hundred dollars ($52,500) in the calendar year 2004, and fifty-two thousand five hundred dollars ($52,500) in the calendar year 2005, payable in equal installments, combined with the Base Salary payments during the Term, utilizing payroll practices consistent with those applicable to employees of Employer at the time such payments are made, less applicable and usual tax and other withholdings, and subject to the provisions of Paragraphs 6.

4. Stock Options:

(a)	Additional Grants. Employee shall not be entitled to any additional grants of stock options after the Effective Date.

(b)	Vesting.

i.	“In-the-money” Options. With respect to all of Employee’s stock options which on the Effective Date have an exercise price below the market price of the stock (“in-the-money”) and are unvested, such options shall continue to vest, in accordance with the terms of the grants, during the Term such that Employee’s service under this Agreement shall be deemed employment service under Employer’s stock option plan.

ii.	“Out-of-Money” Options. With respect to all of Employee’s unvested stock options which on the Effective Date only have an exercise price in excess of the market price of the stock (“out-of-money”), all such unvested options shall automatically vest on the Effective Date. This provision does not apply to any options which become “out-of-money” subsequent to the Effective Date.

(c)	Exercise Period.

i.	All stock options which are fully vested as of the date of termination of this Agreement, (January 7, 2006, or earlier if this Agreement is terminated pursuant to the provisions of Paragraph 6), and were “in-the-money” on the Effective Date, shall be fully exercisable in accordance with the terms of the Closure Medical Corporation Amended and Restated 1996 Equity Compensation Plan, i.e., for a period up to ninety (90) days from termination of employment.

ii.	All of Employee’s stock options which were “out-of-money” on the Effective Date only, are fully vested and fully exercisable through December 31, 2006. Employee’s “out-of-money” options which were already vested on the Effective Date are also fully exercisable through December 31, 2006.

5. Benefits. During the Term, Employee shall be entitled to participate in such non-officer retirement, profit sharing, stock purchase plans, group insurance, life insurance, short-term disability, long-term disability, medical/dental and any other fringe benefit plans, if any. Employee shall no longer be entitled to receive payment from Employer for deductible medical expenses, for Employee or his dependents. Payment for vacation time shall be deemed made with any payment of salary, whether the time is taken or not taken. No additional payment for vacation time shall be made to Employee.

6. Termination.

(a) In General. This Agreement shall terminate only upon the expiration of its Term, unless terminated sooner as set forth below; provided, however, that certain obligations of the parties hereto shall survive termination of the Agreement, as may be specified herein.

b)	Involuntarily, for “Cause” by Employer. Employer hereby specifically reserves the right to terminate this Agreement and Compensation and employee benefits otherwise due in the future under Paragraphs 3 through 5 immediately “for cause”; provided, however, that such termination shall not apply or cause a forfeiture of any benefits with respect to which Employee has a vested interest or in contravention to his rights under ERISA with respect to such plan or program. As used herein, the term “for cause” shall mean willful misconduct or gross negligence by Employee that causes demonstrable injury to the reputation of the Employer and its affiliates, material breach of this Agreement by Employee (such as breach of the non-competition provision of Paragraph 8), theft by Employee from the Employer, or interference with the business operations of the Employer.

c)	Notwithstanding the foregoing, before Employer may terminate this Agreement “for cause,” Employee must be given thirty (30) days’ advance written notice of the act giving rise to the reason “for cause,” and the opportunity to cure (if it can be cured) within such thirty (30) day notice period, and, provided further, that the term “interference with the business operations of Employer” shall not be deemed to include Employee discharging his ordinary duties as an employee of any subsequent employer.

d)	Voluntarily, by Employee. Employee may terminate this Agreement prior to the expiration of the Term at any time upon notice to Employer. Such voluntary termination, for reasons other than Employee commencing regular, full-time employment, shall terminate all compensation and benefits provided in Paragraphs 3 and 5 of this Agreement.

e)	Automatically, by Employee Commencing Regular, Full-Time Employment Prior to Termination of Agreement. If Employee commences regular, full-time employment with another employer prior to January 7, 2006, this Agreement shall terminate (subject to the survival provisions in Paragraph 21, and Employer shall be obligated to make such payments and provide such coverages or benefits as follows:

(i)	accrued Base Salary to the date of termination;

(ii)	accrued Incentive Compensation as defined in Paragraph 3 (c) above;

(iii)	With respect to stock options, the provisions of Paragraph 4 (b) and (c) shall apply.

7. Confidential Information. Employee agrees that in addition to any other limitations to which he already is subject, regardless of the circumstances of the termination of his employment with Employer, he shall not communicate to any person, or entity any confidential information relating to customer lists, prices, advertising, or any other confidential knowledge which he has or might from time to time acquire with respect to the business of Employer or information received from third parties for which there is an obligation to maintain as confidential. This provision shall not apply to confidential information which (i) becomes known to the public, through no act or failure to act on the part of Employee and (ii) is required to be disclosed by law or by court order, provided that Employer has been given sufficient advance written notice to permit Employer to seek a protective or other similar order or other remedy.

8. Non-Competition.

(a) During the Term and for a period of one (1) year thereafter, Employee shall not, without the prior written consent of Employer, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged within any state of the United States, the District of Columbia or any foreign jurisdiction in any business that competes with the business of Employer’s business as in effect either during the Term or on the date Employee’s employment terminates, as applicable. It is recognized by Employee that the business of the Employer and Employee’s connection therewith is or will be international in scope, and that geographical limitations on this non-competition covenant and the non-solicitation covenant set forth in Paragraph 9 are therefore not appropriate.

(b) The foregoing restriction shall not be construed to prohibit the ownership by Employee of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses, having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither the Employee nor any group of persons including Employee in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

9. No Solicitation. Employee agrees that during the employment Term and for a period of one (1) year thereafter, Employee shall not, either directly or indirectly, (i) call on or solicit any person or entity who or which at the time of the termination of Employee’s employment was, or within one year prior thereto had been, a customer of the Employer or its affiliates, or (ii) solicit the employment of any person who was employed by the Employer or any of its affiliates on a full or part-time basis at the time of Employee’s termination of employment, unless such person (a) was involuntarily discharged by the Employer or such affiliate, or (b) voluntarily terminated his relationship with the Employer or such affiliate prior to Employee’s termination of employment.

10. Assignment. This Agreement shall be binding upon and inure to the benefit of Employer, and its respective successors, assigns, and legal representatives, as applicable; provided, however, that neither this Agreement nor any rights or obligations hereunder will be assignable or otherwise subject to hypothecation by Employee or by the Employer, except that Employer may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of Employer, if such successor expressly agrees to assume the obligations of Employer hereunder.

11. Entirety. This Agreement embodies the entire understanding and agreement between the parties relative to the subject matter hereof.

12. Controlling Law. The interpretation and performance of this Agreement shall be governed by the laws of the State of North Carolina, to the extent not otherwise preempted by the Employee Retirement Income Security Act of 1974 (“ERISA”).

13. Release. EMPLOYEE, ON BEHALF OF HIMSELF, HIS HEIRS, AGENTS, SUCCESSORS, ASSIGNS AND REPRESENTATIVES, HEREBY WAIVES, RELEASES AND DISCHARGES EMPLOYER AND ITS PAST, PRESENT AND FUTURE OWNERS, PARENTS, SUBSIDIARIES, AFFILIATES, PREDECESSORS, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, STOCKHOLDERS, EMPLOYEES, EMPLOYEE BENEFIT PLANS, PLAN ADMINISTRATORS AND AGENTS (COLLECTIVELY, “PERSONS”), WITH RESPECT TO ANY AND ALL ACTIONS INCLUDING, BUT NOT LIMITED TO, CLAIMS, LIABILITIES OR DEMANDS CONCERNING, BASED UPON OR ARISING OUT OF ANY ALLEGED WRONGFUL TERMINATION, BREACH OF EMPLOYMENT CONTRACT, BREACH OF THE IMPLIED COVENANT OF GOOD FAITH AND FAIR DEALING, DEFAMATION, WORKERS’ COMPENSATION, INTENTIONAL OR NEGLIGENT INFLICTION OF EMOTIONAL DISTRESS, HARASSMENT, OR DISCRIMINATION BASED ON RACE, NATIONAL ORIGIN, SEX, RELIGION, AGE OR HANDICAP, (INCLUDING, WITHOUT LIMITATION, CLAIMS OR RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 AS AMENDED OR SIMILAR STATE LAWS).

EMPLOYER, ON BEHALF OF ITSELF, ITS OFFICERS, DIRECTORS, STOCKHOLDERS, AGENTS, EMPLOYEES, PREDECESSORS, SUCCESSORS, ASSIGNS, PAST, PRESENT

AND FUTURE OWNERS, PARENTS, SUBSIDIARIES, AFFILIATES, REPRESENTATIVES, AND ALL PERSONS ACTING ON ITS BEHALF HEREBY WAIVES, RELEASES AND DISCHARGES EMPLOYEE, HIS HEIRS, AGENTS, SUCCESSORS, ASSIGNS, REPRESENTATIVES AND ALL PERSONS ACTING ON HIS BEHALF FROM ANY AND ALL CLAIMS, LIABILITIES, COSTS, ATTORNEY’S FEES, EXPENSES, ACTIONS OR CAUSES OF ACTION OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER AT LAW OR EQUITY, WHETHER KNOWN OR UNKNOWN, WHETHER CONTINGENT OR ABSOLUTE, WHICH EMPLOYER NOW HAS, EVER HAD OR MAY HEREAFTER HAVE (OTHER THAN FOR BREACH OF FIDUCIARY DUTY, AND CRIMINAL ACTS) ARISING OUT OF EMPLOYEE’S EMPLOYMENT WITH EMPLOYER AND ANY CORRESPONDING ACTS, OMISSIONS OR TRANSACTION RELATING THERETO. THIS RELEASE DOES NOT EXTEND TO ANY OF EMPLOYEE’S OBLIGATIONS INCURRED OR SPECIFIED UNDER THIS AGREEMENT OR EMPLOYEE’S BREACH OF THIS AGREEMENT.

THIS RELEASE DOES NOT COVER ANY RIGHTS EMPLOYEE MAY HAVE UNDER ANY PLAN COVERED BY ERISA, NOR DOES THIS RELEASE COVER ANY ACT, ACTIONS, CLAIMS, LIABILITIES, DEMANDS OR OMISSIONS BY ANY PERSON OCCURRING ON OR AFTER THE EFFECTIVE DATE, OR ANY BREACH BY EMPLOYEE OR EMPLOYER OF THIS AGREEMENT.

14. Right to Attorney; Opportunity to Review. Employee represents and agrees that: (i) he fully understands his right to have this Agreement reviewed by and to discuss all aspects of this Agreement with his private attorney and that to the extent, if any, he desires, he has availed himself to this right; (ii) he has had a period of not less than twenty-one (21) days within which to review and consider this Agreement and has used as much of this twenty-one (21) day period as he desired prior to executing the same; and (iii) he is voluntarily entering into this Agreement.

15. Nondisclosure. Employer and Employee agree that the terms and provisions of this Agreement and all events leading thereto are to remain confidential and shall not be discussed by either of them, after the date of execution of this Agreement, with anyone other than their respective attorneys, tax and financial planning advisors (and for Employee, immediate family members) or as otherwise required by law. Employer specifically agrees that Employee may discuss the reasons his employment with Employer terminated, provided that Employee does not disparage or malign Employer.

16. Indemnification. Nothing in this Agreement shall terminate any obligation of Employer to defend or indemnify Employee for any act, action, or omission by Employee while he was acting in the course and scope of his employment prior to the Effective Date or during the Term, as may be evidenced by any indemnification agreement between the parties, by-laws of Employer, or insurance carried by Employer for this purpose; it being expressly understood that any indemnification protection afforded non-officer employees shall be afforded to Employee during the Term.

17. No Other Representations. The making, execution and delivery of this Agreement have been induced by no representations, statements, warranties or agreements other than those expressed or referred to herein.

18. Miscellaneous.

(a) This Agreement supersedes all prior agreements, including without limitation, the Original Agreement which is hereby terminated, and this Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board of Directors of Employer and executed on the Employer’s behalf by a duly authorized officer.

(b) All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the legal representatives, successors and assigns of Employer (including, without limitation, any person or entity which may acquire substantially all of the Employer’s assets or business or with or into which the Employer may be merged, liquidated, consolidated, or otherwise combined), and the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by Employee.

(c) If any provision of this Agreement or application thereof to anyone or any circumstances is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement, and the application of such provision to such person or entity or such circumstance in any other jurisdiction, or to other persons, entities or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement are severable.

(d) No remedy conferred upon the Employer or Employee by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Employer or Employee exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Employer or Employee from time to time and as often as may be deemed expedient or necessary by the Employer or Employee in its sole discretion.

(e) All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which shall be original. It shall not be necessary in marking proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(f) If either party should file a lawsuit against the other to enforce any right such party has hereunder, the prevailing party shall also be entitled to recover a reasonable attorney’s fee and costs of suit in addition to other relief awarded such prevailing party.

19.	Non-Disparagement and Cooperation. Both parties agree to refrain from making any disparaging remarks about the other; however, this provision is not intended to limit the parties’ rights and obligations to speak the truth. Employee will use his best efforts to cooperate and transition the workload at the time of the termination of this Agreement. Employee shall take all necessary steps and cooperate with Employer to assign, obtain, perfect, patent, register, explain, protect or enforce any protection for all ideas and/or inventions conceived by Employee while an Employee of Employer.

20.

Developments. All developments, including inventions, whether patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings which either directly or indirectly relate to or may be useful in the business of Employer or any of its affiliates (the “Developments”) which Employee, either by himself or in conjunction with any other person or persons, shall conceive, make, develop, acquire or acquire knowledge of during the Term, shall become and remain the sole and exclusive property of Employer. Employee hereby assigns, transfers and conveys, and agrees to so assign, transfer and convey, all of his right, title and interest in an to any and all such Developments and to disclose fully as soon as practicable, in writing, all such Developments to Employer. At any time and from time to time, including after the Term, upon the request and at the expense of Employer, Employee will execute and deliver any and all instruments, documents and papers, give evidence and do any an all other acts which, in the opinion of counsel for Employer, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce law with respect to any such Developments (including past Developments) or to obtain any extension, validation, re-issue, continuance or renewal of any such patent, trademark or copyright. Employer will be responsible for the preparation of any such instruments, documents and papers for the prosecution of any such proceedings and will reimburse Employee for all reasonable expenses incurred by him in compliance with the provisions of this Paragraph.

21. Survival. To the extent not otherwise inconsistent with any other provision of this Agreement, the provisions of Paragraphs 7, 8, 9, 10, 13, 15,16, and 19 shall remain in full force and effect after termination or expiration of this Agreement for any reason for the terms specifically stated in each referenced paragraph except that with regard to Paragraphs 10, 13, 15, 16,19 and 20 which provisions will be deemed not to expire or otherwise terminate.

22. Enforceability. This Agreement may be revoked by Employee during the seven (7) day period immediately following the date he executes this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates indicated below.

READ CAREFULLY. THIS DOCUMENT CONTAINS A RELEASE.

CLOSURE MEDICAL CORPORATION

By:	DANIEL A. PELAK
Daniel A. Pelak President & Chief Executive Officer

Date: January 12, 2004

AGREED TO AND ACCEPTED:

JEFFREY G. CLARK

Jeffrey G. Clark

Date: January 12, 2004